Exhibit 99.1

Chesapeake Corporation Revises 2003 Guidance

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today announced revisions to the company's guidance on its 2003 financial performance as a result of a settlement of indemnification obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill in West Point, Va.

Under the terms of the settlement, Chesapeake will make cash payments of $11.0 million to St. Laurent during 2003. As a result of the settlement, Chesapeake will reduce its accrual for estimated environmental liabilities by $22.2 million, which will increase expected 2003 earnings by approximately

$7.7 million after taxes, or $0.50 per share. The net cash outflow for the settlement will be approximately $6.7 million after taxes. The cash payments for the settlement will reduce free cash flow by $11.0 million in 2003, and the related $4.3 million of tax benefit is expected to increase free cash flow in 2004. The company defines free cash flow as cash flow from operating activities less cash flow from investing activities.

After the impact of the settlement, the company now expects earnings per share for 2003 to be in the range of $1.65 to $1.95 per share and free cash flow for 2003 to be in the range of $20 million to $30 million.

Under the terms of the settlement, St. Laurent and its parent corporation, Smurfit-Stone Container Corporation, agreed to release substantially all indemnification claims against Chesapeake related to the sale of the West Point mill, which Chesapeake sold to St. Laurent in 1997 for approximately $500 million. St. Laurent and Smurfit-Stone also agreed to indemnify Chesapeake as to all environmental liabilities related to the West Point mill. By entering into this settlement agreement and release, Chesapeake did not admit to any breach of the purchase agreement or any violation of any environmental laws.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide. The company's website address is www.cskcorp.com.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.